EXECUTION VERSION

*Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND TECHNOLOGY TRANSFER AGREEMENT

     This Collaboration and Technology Transfer Agreement (this “Agreement”), dated as of July 9, 20l3 (the “Effective Date”), is entered into by Shiseido Co., Ltd., having an address of 7-5-5 Ginza, Chuo-ku, Tokyo, Japan (together with its Affiliates, hereinafter referred to as “Shiseido”) and RepliCel Life Sciences Inc., a British Columbia corporation having an address of 2020 - 401 West Georgia Street, Vancouver, BC, Canada V6B 5Al (together with its Affiliates, hereinafter referred to as “RepliCel”). RepliCel and Shiseido are individually referred to in this Agreement as a “Party” and collectively as “Parties”.

RECITALS

     WHEREAS, RepliCel specializes in autologous cell therapy technologies based on its core understanding of the unique biological function of hair follicle cells;

     WHEREAS, Shiseido is global leader in cosmetics and is a multi-brand company which operates its businesses throughout the world including Europe, United States and Asia, and has strength in its R&D activity including skin biology and hair biology research for decades;

     WHEREAS, RepliCel and Shiseido have been engaged in highly productive discussions related to the Parties’ mutual desire to collaborate on the advancement and implementation of RepliCel’s core technologies relating to cell-based hair loss and hair growth treatments;

     WHEREAS, the Parties recognize each other’s existing strengths and potential synergies between them, and believe that their cooperation regarding the advancement and implementation of cell-based hair loss and hair growth treatments will substantially benefit each of the Parties and will further the potential areas for future collaboration and cooperation among the Parties; and

     WHEREAS, the Parties entered into a Collaboration and Technology Transfer Framework Agreement on May 16, 2013 (the “Framework Agreement”), and now wish to set forth a definitive Agreement for their collaboration and for the transfer of technology by RepliCel to Shiseido in support thereof.

     NOW, THEREFORE, the Parties hereby agree to the following:

AGREEMENT

Article 1
Definitions

     For purposes of this Agreement, the following capitalized terms used in this Agreement, whether used in the singular or plural, shall have the following meanings:

EXECUTION VERSION

     1.1 “Affiliate” means a related entity which is controlled and owned (greater than 50% ownership) by a Party to this Agreement. For the purpose of this Agreement, TrichoScience is deemed an Affiliate of RepliCel;

     1.2 “ASEAN Countries” means Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam;

     1.3 “Change of Control” means, in respect of any Party (excluding their respective Affiliates), (1) the acquisition by any third party of a beneficial ownership interest in more than fifty per cent (50%) of the issued and outstanding shares of such Party’s voting securities, (2) a merger, acquisition, consolidation, reorganization, regrouping or sale of all or substantially all of such Party’s assets to a third party unless, following such transaction, the owners of such Party immediately prior to such transaction continue to own beneficially more than fifty per cent (50%) of the issued and outstanding shares of such Party’s voting securities, or (3) a liquidation or dissolution of such Party.

     1.4 “Collaboration Product” means the cell-based technologies using dermal sheath cup cells to treat hair loss and promote hair growth developed and based upon the Transfer Technology, including any Improvements. For sake of clarity, Collaboration Product includes RCH-01 and any Improvements;

     1.5 “Confidential Information” means all information furnished by one Party (the “Discloser”) to the other Party (the “Recipient”) and designated at the time of disclosure as “Confidential”, “Proprietary” or some similar designation in tangible or intangible form and made available by or on behalf of the Discloser to the Recipient in connection with or pursuant to this Agreement. Orally communicated information will be Confidential Information if it is reduced to writing as being Confidential Information within thirty (30) business days after the initial disclosure. Confidential Information does not include any information that was publicly known or becomes publicly known (other than via action or inaction of the), is already in the possession of the Recipient prior to its receipt, is obtained by the Recipient from a third party not subject to any confidentiality obligations, or is independently developed by the Recipient. Notwithstanding the foregoing, the terms and conditions of this Agreement shall be regarded and treated as Confidential Information;

     1.6 “Core Intellectual Property Rights” means the Shiseido Core Intellectual Property Rights and RepliCel Core Intellectual Property Right;

     1.7 “Field” means the Shiseido Field and the RepliCel Field;

     1.8 “Improvement” means any and all enhancement, addition, modification or upgrade to the Transfer Technology, RepliCel Core Intellectual Property Rights, and/or Shiseido Core Intellectual Property Rights which utilize, incorporate, derive from, or are based on the Transfer Technology;

     1.9 “New Patent Rights” means any and all new Patents filed after the Effective Date, which covers any part of Improvement. For avoidance of doubt, New Patent Rights shall not include Shiseido Core Patent Rights and RepliCel Core Patent Rights;

EXECUTION VERSION

     1.10 “Non-Assertion Patents” means the non-published Shiseido Core Patent Rights which Shiseido owned or acquired the right to grant licenses prior to the Effective Date, whether by initial title, assignment, succession or any other acquisition;

     1.11 “Patents” means all patents and patent applications, including any continuations, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing;

     1.12 “Shiseido Core Intellectual Property Rights” means the Shiseido Core Patent Rights and the Shiseido Know-How;

     1.13 “Shiseido Core Patent Rights” means the currently existing Patents of Shiseido as of the Effective Date, relating to cell-based technologies to treat hair loss and promote hair growth, including but not limited to the patents as set forth in Exhibit F;

     1.14 “Shiseido Field” means the use, manufacture or having manufactured, sale, offer for sale, import and export of the Collaboration Products;

     1.15 “Shiseido Know-How” means all information, trade secrets, materials and formulations that are owned or controlled by Shiseido as of the Effective Date relating to cell-based technologies to treat hair loss and promote hair growth;

     1.16 “Shiseido Territory” means Japan, China (including Hong Kong and Macau), South Korea, Taiwan and the ASEAN Countries;

     1.17 “RCH-01” has the meaning set forth in Exhibit A;

     1.18 “RepliCel Core Intellectual Property Rights” means the RepliCel Core Patent Rights and the RepliCel Know-How;

     1.19 “RepliCel Core Patent Rights” means the currently existing Patents of RepliCel as of the Effective Date, relating to cell-based technologies to treat hair loss and promote hair growth, including but not limited to the patents as set forth in Exhibit E;

     1.20 “RepliCel Field” means any use, manufacture or having manufactured, sale, offer for sale, import and export of the Collaboration Products outside of the Shiseido Territory;

     1.21 “RepliCel Know-How” means all information, trade secrets, materials and formulations of RepliCel as of the Effective Date relating to cell-based technologies to treat hair loss and promote hair growth, including but not limited to the information set forth in Exhibits A, B and C;

     1.22 “RepliCel Territory” means all countries and territories outside the Shiseido Territory;

     1.23 “Technology Transfer” had the meaning set forth in Section 2.1;

     1.24 “Territory” means the Shiseido Territory and RepliCel Territory;

EXECUTION VERSION

     1.25 “Transfer Technology” means RepliCel’s technologies to treat hair loss and promote hair growth with cell-based technology referred to by the Parties as RCH-01, and includes the RepliCel Core Intellectual Property Rights and any Confidential Information provided by RepliCel to Shiseido. For the sake of clarity, any and all enhancement, addition, modification or upgrade to RCH-01, which RepliCel will produce not jointly with Shiseido, shall be a part of Transfer Technology; and

     1.26 “TrichoScience” means TrichoScience Innovation, Inc.

Article 2
Transfer of Technology and Collaboration

     2.1 Technology Transfer. RepliCel will transfer to Shiseido the Transfer Technology for use in the Shiseido Field within the Shiseido Territory (the “Technology Transfer”) as further set forth herein.

          2.1.1 Unless otherwise agreed to in writing by the Parties, RepliCel will use commercially reasonable efforts to transfer RepliCel Know-How listed in Exhibit B as Pre-Clinical Data and Clinical Protocol Documentation to Shiseido within the proposed timeline as set forth in Exhibit C.

          2.1.2 For avoidance of doubt, it is the mutual intent of the Parties that, by the end of the training plan detailed in Exhibit C, both Parties will verify and confirm that Shiseido’s scientists who have attended the training will have been trained and would be competent to prepare the cell-based products as taught in Vancouver and Innsbruck.

          2.1.3 Further, after completion of the training plan in accordance with Exhibit C, upon reasonable request by Shiseido, RepliCel will provide further assistance and information to enable Shiseido to use the Transfer Technology in Japan for development of Collaboration Product to the extent practicably possible.

          2.1.4 The Parties may, upon mutual written agreement, amend Exhibits B and C in order to comply with internal operations and travel schedules from time to time. Notwithstanding the foregoing, Exhibits B and/or C shall not be amended if such amendment will prevent Shiseido from receiving the RepliCel Know.

     2.2 Collaboration.

          2.2.1 Following the Technology Transfer, the Parties shall collaborate with each other to develop the Collaboration Product jointly based on the Transfer Technology (“Joint Development”). For the purpose of this Section 2.2, collaboration shall include, amongst other things, disclosure and discussion of future clinical trials information and related documentation in relation to Collaboration Products.

          2.2.2 Each Party shall be responsible for its own costs and expenses to conduct the Joint Development unless otherwise determined by JSC (hereinafter defined).

     2.3 Joint Steering Committee.

EXECUTION VERSION

          2.3.1 Promptly after the Effective Date, the Parties will establish a Joint Steering Committee (“JSC”) to oversee progress towards and to ensure the Technology Transfer and Joint Development through Technology Transfer, Clinical and Regulatory, and Research and Development Collaboration subcommittees (each a “Subcommittee”, collectively, “Subcommittees”).

          2.3.2 The JSC and/or the relevant Subcommittee, as appropriate, will determine the appropriate activities to be undertaken by the Parties, along with a budget for such activities. Decisions by the JSC and the Subcommittees will be made by unanimous written consent with each Party having one vote. Disagreements between the Parties in decision making of the JSC or any Subcommittee will be resolved via good faith discussions between the Parties.

          2.3.3 The Parties will each appoint members to the JSC and the Subcommittees. The initial JSC and the Subcommittees will be comprised of the individuals as set forth in Exhibit D, which may be revised by a written notice of either Party to the other Party.

          2.3.4 The JSC will oversee and Shiseido will use commercially reasonable efforts to (i) select and establish a CPC facility, (ii) develop the Collaboration Product, (iii) seek, obtain, maintain regulatory approval of Collaboration Products in the Shiseido Field in the Shiseido Territory, and (iv) commercialize the Collaboration Product in the Shiseido Field and Shiseido Territory.

          2.3.5 The JSC shall meet at least twice a year (“Regular Meeting”) (for example, on May and on November) unless otherwise agreed to by the Parties. At the Regular Meeting, each Party shall make a report on the status of the Joint Development, and creation of any Improvements and New Patent Rights.

     2.4 Manufacturing and Supply of Collaboration Product in the Shiseido Territory. The Parties understand that:

          2.4.1 The Parties acknowledge that Shiseido has manufacturing expertise that may be leveraged in order to manufacture the Collaboration Product. Shiseido will use commercially reasonable efforts to manufacture and supply biomaterial for pre-clinical research and development and for the clinical trials at Shiseido’s sole cost.

          2.4.2 Shiseido will use, at its own cost and under its control, commercially reasonably efforts to manufacture, formulating, package, label, and final release of Collaboration Product for clinical trial and commercial purposes, in the Shiseido Field, in the Shiseido Territory.

Article 3
Rights of Use and Licenses

     3.1 Subject to the terms and conditions of this Agreement, RepliCel grants to Shiseido an exclusive license with a right to sublicense, under the RepliCel Core Intellectual Property Rights to use, manufacture, have manufactured, sell, offer for sale, import or export the Transfer Technology and the Collaboration Product, in the Shiseido Field, in the Shiseido Territory.

     3.2 Subject to the terms and conditions of this Agreement, Shiseido agrees to grant to RepliCel under commercially reasonable terms to be agreed in writing by the Parties from time to time, an exclusive license with a right to sublicense, under the Shiseido Core Intellectual Property Rights to use, manufacture, or have manufactured, sell, offer for sale, import or export of the Collaboration Product, in the RepliCel Field, in the RepliCel Territory.

EXECUTION VERSION

     3.3 Notwithstanding the above, a Party may only grant a sublicense as set forth above if:

          3.3.1 The other Party is first notified in writing in advance of the sublicensing Party’s granting of any sublicense under the other Party’s Core Intellectual Property Rights;

          3.3.2 A sublicensee under the other Party’s Core Intellectual Property Rights (“Sublicensee”) is bound in writing to (i) the scope of the license being equal to or less than the scope granted to the sublicensing Party by the other Party; and (ii) the confidentiality obligations of this Agreement;

          3.3.3 The sublicensing Party guarantees the performance by the Sublicensee under the sublicense;

          3.3.4 Any Improvements made by the Sublicensee will be cross-licensed to the other Party as set forth in Section 3.4 below; and

          3.3.5 Any additional sublicense consideration received by Shiseido in cash or cash equivalent (excluding milestone and royalty payments as set forth in Article 4), if any, thereunder shall be shared equally with RepliCel; provided however, in the event Shiseido seeks to grant a sublicense to a CPC facility in connection with the potential manufacturing, development and commercialization of Collaboration Product, Shiseido will promptly notify RepliCel and both Parties will negotiate prior to Shiseido’s grant of the sublicense in good faith the terms of the consideration which Shiseido will receive from such sublicensee and will pay RepliCel.

     3.4 Each Party will grant to the other Party a royalty-free cross-license for any New Patent Rights and Improvements created by the Party and/or its Sublicensees, in the licensee Party’s respective Field and Territory.

Article 4
Milestone and Royalty Payments

     4.1 Milestone and Royalty Payments. The Parties agree that milestone and royalty payments will be made by Shiseido to RepliCel as consideration for the Technology Transfer and grant of the licenses by RepliCel to Shiseido under this Agreement, based on the schedule outlined below:

          4.1.1 An initial payment of four hundred million yen (¥400,000,000) within thirty (30) days following the Effective Date;

          4.1.2 ***, within ninety (90) days following the closing of Shiseido’s fiscal quarter during which Shiseido ***

          4.1.3 ***, within ninety (90) days following the closing of Shiseido’s fiscal quarter during which Shiseido ***;

EXECUTION VERSION

          4.1.4 ***, within ninety (90) days following the closing of Shiseido’s fiscal quarter during which Shiseido ***; and

          4.1.5 Within ninety (90) days following the closing of Shiseido’s fiscal year, a royalty of *** (which shall be calculated in accordance with Exhibit G) from the sale of the Collaboration Product in the fiscal year within each country of the Shiseido Territory. The royalty will be payable for a period of ten (10) years following the first commercial launch of the Collaboration Product in each country within the Shiseido Territory.

     4.2 For the purpose of this Article 4, any and all revenue from net sales or gross profits, as applicable, received by a Sublicensee pursuant to this Agreement shall be considered and included within Shiseido’s net sales or gross profits, as applicable as set forth herein. For avoidance of doubt, the net sales and gross profits of Shiseido do not include the sublicense fee paid by the Sublicensee to Shiseido pursuant to Section 3.3.5.

     4.3 Payments. Any and all payments under this Agreement shall be made in Japanese Yen by way of wire transfer to the account of RepliCel designated by RepliCel in writing. All payments to be made by Shiseido to RepliCel under this Agreement shall be net without any reduction, except to the extent Shiseido is required to withhold any tax on the payment of the compensation under the Japanese tax laws. Shiseido shall be entitled to deduct relevant tax and shall make remittance of the payment to RepliCel after deducting such withholding tax. Upon written request from a Party, the Parties shall cooperate and promptly take any and all necessary procedures to enjoy any tax relief available under any applicable tax treaty for any withholding tax under the party’s tax laws.

     4.4 Interest Due. In case of any delay in payment by Shiseido to RepliCel or its designee not occasioned by Force Majeure (as set forth in Section 9.1), interest on the overdue payment shall accrue at an annual interest rate equal to the lesser of: (a) the prime rate as reported in the Money Rates set forth in The Wall Street Journal, plus three (3) percentage points, as determined for each month on the last Business Day of the previous month, or (b) the maximum amount permitted by law, in either instance assessed from the date that payment was initially due. The foregoing interest shall be due from Shiseido without any special notice, and shall be in addition to any other remedies that RepliCel may have pursuant to this Agreement.

     4.5 Reporting and Audit.

          4.5.1 Record Maintenance and Retention. Shiseido shall maintain complete and accurate books and records relating to any amounts payable to RepliCel under this Agreement, which books and records shall contain sufficient information to permit RepliCel to determine the accuracy of any reports delivered by Shiseido to RepliCel. Shiseido shall retain such books and records for at least two (2) years following the reporting period to which they pertain.

          4.5.2 Audit of Records. Within twelve (12) months after any calendar year and upon thirty (30) days prior written notice to Shiseido, RepliCel, through a reputable independent certified public accounting firm, mutually agreed by the Parties, shall have the right (at the expense of RepliCel) to audit such books and records no more than once per calendar year during normal business hours for the sole purpose of verifying reports and payments made under this Agreement. Shiseido shall provide the independent certified public accounting firm any requested information as is necessary to conduct such audit. Within thirty (30) days from the date that RepliCel receives a final written report of the audit conducted by the independent certified public accounting firm, but in no event later than the date upon which RepliCel requests remittance of any underpayment under Section 4.5.3, RepliCel shall provide to Shiseido a copy of such report.

EXECUTION VERSION

          4.5.3 Effects of Underpayment. If the independent certified public accounting firm makes a determination of underpayment by Shiseido, Shiseido shall remit to RepliCel, within thirty (30) days of receiving notice from RepliCel, any underreported percentage of net sales amounts or other amounts due to RepliCel, together with interest from the original due date for payment, as provided in Section 4.4. If Shiseido contests such determination of underpayment, it may withhold only the disputed portion of the underreported percentage of net sales amount due to RepliCel. Additionally, if an audit under Section 4.5.2 has revealed an uncontested underreporting or underpayment in excess of seven and a half percent (7.5%) of the total amount due to RepliCel pursuant to Section 4.1 for the calendar year under audit, then Shiseido shall pay to RepliCel within such thirty (30) day period the cost of such audit attributable to the independent certified public accounting firm. If a contested amount is ultimately determined to be due to RepliCel, Shiseido shall pay to RepliCel such contested amount due to RepliCel, together with interest from the original due date of any such contested amount due to RepliCel, promptly following resolution of any such dispute. In addition, if such contested amount due to RepliCel combined with the uncontested amount due is an aggregate underpayment in excess of seven and a half percent (7.5%) of the total amount due to RepliCel under Section 4.1 for the calendar year under audit, Shiseido shall bear the cost of such audit attributable to the independent certified public accounting firm, plus interest from the date of Shiseido’s receipt of an invoice from RepliCel setting forth the cost of the audit.

          4.5.4 Effects of Overpayment. If the independent certified public accounting firm makes a determination of overpayment by Shiseido, RepliCel shall remit to Shiseido any overpaid amounts, within thirty (30) days of receiving written notice from Shiseido of such overpayment. In such instance, RepliCel shall not be required to pay interest to Shiseido on any overpayment received by RepliCel from Shiseido. If RepliCel contests such determination of overpayment, it may withhold only the disputed portion of the overpaid percentage of gross sales amount owed to Shiseido. If contested amounts are ultimately determined to be due to Shiseido, RepliCel shall pay to Shiseido such contested amounts due to Shiseido, together with interest from the date which is thirty (30) days after RepliCel received such written notice from Shiseido of such overpayment, promptly following resolution of any such dispute.

Article 5
Intellectual Property Rights

     5.1 Core Intellectual Property Rights. Each of RepliCel and Shiseido will continue to own all right, title and interest to their respective Core Intellectual Property Rights. Each Party will be responsible for and have control over the filing, prosecution, maintenance, defense and enforcement of any trade secrets, Patents that it owns or controls. Notwithstanding the foregoing, RepliCel shall refrain from letting all issued RepliCel Core Patents Rights expire.

EXECUTION VERSION

     5.2 New Patent Rights and Improvements.

          5.2.1 When an Improvement is created under this Agreement, the Parties shall notify each other pursuant to Section 2.3.5.

          5.2.2 Each of RepliCel and Shiseido will own any and all New Patent Rights and Improvements created solely by its employees.

          5.2.3 The Parties will own jointly any and all New Patent Rights and Improvements jointly created by employees of the Parties

          5.2.4 If either Party proposed to enter into any research and/or development arrangement for a Collaboration Product with a university, university professor, or a contract research organization or individual contractors who is not an employee of such Party, such Party will first present the arrangement to, and determine with, JSC on case by case basis, the appropriate treatment with respect to the ownership of any New Patent Rights and Improvements created and/or developed thereunder.

          5.2.5 To the extent any such New Patent Rights or Improvements will be jointly owned by the Parties, (i) the Parties agree to jointly oversee and share equally the costs, and cooperate as necessary for filing, prosecution, maintenance, defense and enforcement of any such New Patent Rights and Improvements and (ii) the Parties are prohibited to file a joint patent application of New Patent Right or Improvement under only one Party’s name, or under both Parties name, without consent from the other Party.

          5.2.6 In the event that RepliCel or Shiseido does not intend to bear the costs relating to seeking Patent protection for jointly owned Improvement, such Party shall waive its share of ownership of the New Patent Rights originated from such jointly owned Improvements. Notwithstanding the forgoing, a waiver by RepliCel will be deemed waiver only in respect of a specific Shiseido Territory unless as otherwise expressly waived in writing by RepliCel, and a waiver by Shiseido will be deemed waiver only in respect of a specific RepliCel Territory unless otherwise expressly waived in writing by Shiseido.

          5.2.7 In respect of any Improvements solely developed and owned by RepliCel, if RepliCel expressly confirms its intention not to seek protection with the relevant local intellectual property registration office in Shiseido Territory, RepliCel may assign to Shiseido the right such Improvement and to file for protection in the Shiseido Territory, the details and terms of such assignment to be determined by JSC on case by case basis.

     5.3 Cooperation.

          5.3.1 The Parties will further agree to cooperate as necessary with respect to intellectual property rights, including for example, the filing, prosecution, maintenance, patent term extension of all Patents, with respect to the Collaboration Product. In addition, the Parties will agree that the activities undertaken as the Joint Development will constitute a joint research agreement between RepliCel and Shiseido as defined in the U.S. Create Act of 2004.

          5.3.2 In the event any of the Shiseido Core Patent Rights overlap in whole or in part with any RepliCel Know-How, the Parties will discuss in good faith through JSC to determine how to mitigate public disclosure of such RepliCel Know-How, or withdraw the Shiseido Core Patent Rights from registration and/or application, if deemed necessary by the JSC.

EXECUTION VERSION

     5.4 Infringement Claims Against Third Parties. Each Party shall promptly inform the other Party in writing of any suspected infringement that may arise under either Party’s intellectual property rights with respect to the Transfer Technology and/or Collaboration Product.

          5.4.1 RepliCel grants to Shiseido “senyou jisshiken”, that is, the right, at its own cost, to bring an infringement action against any third party that infringes the RepliCel Core Intellectual Property Rights or New Patent Rights of RepliCel in the Shiseido Field in the Shiseido Territory. RepliCel shall provide the cooperation requested by Shiseido to the extent the cooperation is necessary for Shiseido’s enforcement activities. RepliCel will have the right to join, at its own cost, in any such action.

          5.4.2 Shiseido hereby grants to RepliCel “senyou jisshiken”, that is, the right, at its own cost, to bring an infringement action against any third party that infringes the Shiseido Core Intellectual Property Rights (to the extent licensed to RepliCel) or New Patent Rights of Shiseido in the RepliCel Field in the RepliCel Territory. Shiseido shall provide cooperation requested by RepliCel to the extent the cooperation is necessary for RepliCel’s enforcement activities. Shiseido will have the right to join, at its own cost, in any such action.

     5.5 Non-Assertion. Shiseido acknowledges and covenants not to sue RepliCel, its officers, directors, employees, its clients or its business partners for any claims of patent infringement of any Non-Assertion Patents and/or assert Non-Assertion Patents against RepliCel for using RepliCel Know-How throughout the world; provided RepliCel can evidence in writing existence of such RepliCel Know-How prior to filing by Shiseido of that Non-Assertion Patent allegedly infringed. In the event that there are any disagreements as to whether such RepliCel Know-How existed prior to such filing date or infringes such an alleged Non-Assertion Patent, the issue will be resolved by JSC in good faith.

Article 6
Representations, Warranties and Indemnification

     6.1 Representations and Warranties of RepliCel.

          6.1.1 RepliCel (excluding its Affiliates) represents and warrants that:

          6.1.1.1 RepliCel, including its Affiliates, is the owner of all rights and titles in the Transfer Technology;

          6.1.1.2 this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as enforceability shall be limited by laws at RepliCel’s bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally;

          6.1.1.3 the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of RepliCel, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which RepliCel is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

EXECUTION VERSION

          6.1.1.4 RepliCel has full power and authority to perform the obligations set forth herein, and that RepliCel (excluding its Affiliates) and TrichoScience are not subject to any other agreement, order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

          6.1.1.5 RepliCel (excluding its Affiliates) and TrichoScience are duly organized, validly existing and in good standing under the laws of the jurisdiction where they are organized, respectively.

          6.1.2 RepliCel (excluding its Affiliates) covenants that, during the term of this Agreement, it and TrichoScience, will not knowingly enter into any agreements, oral or written, that would in any way impair its ability to fulfill its obligations under this Agreement.

     6.2 Representations and Warranties of Shiseido.

          6.2.1 Shiseido (excluding its Affiliates) represents and warrants that:

          6.2.1.1 this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as enforceability shall be limited by laws at Shiseido’s bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally;

          6.2.1.2 the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Shiseido, its officers and directors and does not conflict with any agreement, instrument or understanding, oral or written, to which Shiseido is a party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

          6.2.1.3 Shiseido has full power and authority to perform the obligations set forth herein, and that Shiseido (excluding its Affiliates) is not subject to any other agreement, order, decree or injunction by a court of competent jurisdiction which may prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

          6.2.1.4 Shiseido (excluding its Affiliates) is duly organized, validly existing and in good standing under the laws of Japan.

          6.2.2 Shiseido (excluding its Affiliates) covenants that, during the term of this Agreement, it will not knowingly enter into any agreements, oral or written, that would in any way impair its ability to fulfill its obligations under this Agreement.

     6.3 LIMITATIONS ON WARRANTIES AND LIABILITIES. THE LIMITED WARRANTIES CONTAINED IN ARTICLE 6 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES HEREUNDER AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY BOTH PARTIES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS AND LOSS OR INTERRUPTION OF BUSINESS.

EXECUTION VERSION

     6.4 Indemnifications of RepliCel. RepliCel (excluding its Affiliates) shall defend, indemnify and hold harmless Shiseido and their employees, officers, agents and directors against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death, or property damage (a “Loss”) that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of the breach by RepliCel of any of its covenants, representations or warranties set forth in this Agreement or improper business practices; provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the gross negligent or willful misconduct of Shiseido.

          6.4.2 Until the second anniversary of the date of first commercial production of the Collaboration Product, RepliCel (excluding its Affiliates) will indemnify and hold Shiseido harmless, from any claims by a third party of an infringement of such third party’s patent rights as result of Shiseido’s use of the Transfer Technology.

          6.4.3 The indemnifications of RepliCel as set forth in Section 6.4.2 are limited up to the amount paid as milestone and royalty payments by Shiseido to RepliCel pursuant to Article 4.

          6.4.4 Without prejudice to Shiseido’s indemnification rights under Section 6.4.2, for avoidance of doubt, RepliCel will not be held liable for any claim that arises in connection with the manufacturing, formulation, packaging, labeling of the Collaboration Product in the Shiseido Field in the Shiseido Territory.

     6.5 Indemnifications by Shiseido. Shiseido (excluding its Affiliates) shall defend, indemnify and hold harmless RepliCel and their employees, officers, agents and directors against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of the breach by Shiseido of any of its covenants, representations or warranties set forth in this Agreement or improper business practices; provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the gross negligent or willful misconduct of RepliCel.

     6.6 Claims Procedures. A Party entitled to be indemnified by the other Party pursuant to Sections 6.4 or 6.5 hereof (an “Indemnified Party”) shall give written notice to the other Party (an “Indemnifying Party”) promptly, and in any event no later than sixty (60) calendar days, after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume control over the defense of any such claim or any litigation resulting therefrom; provided that:

EXECUTION VERSION

          6.6.1 counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense through its own counsel, unless agreed by the Parties otherwise;

          6.6.2 the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that such failure to give notice did not result in prejudice to the Indemnifying Party;

          6.6.3 the Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the written approval of the Indemnified Party (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation; and 6.6.4 the Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing, and shall be reasonably required in connection with the defense of such claim or litigation resulting therefrom.

     6.7 Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

     6.8 Insurance.

          6.8.1 Each of the Parties shall obtain and maintain at its own cost and expense and at it sole discretion, any combination of insurance or self-insurance for its commercial liability, including, but not limited to, personal injury and product liability insurance, with respect to its activities hereunder.

          6.8.2 For each Party, such insurance or self-insurance shall be in such amounts and subject to such deductibles as Shiseido and RepliCel may agree based upon standards prevailing in the industry at the time. Such insurance or self-insurance shall be written to cover claims incurred, discovered, manifested, or made in connection with clinical development and commercial sale of Products in the respective Territory. Upon written request, each of Shiseido and RepliCel shall provide to the other Party copies of its Certificates of Insurance.

          6.8.3 All insurance policies required of either Party under this Agreement shall, at each Party’s discretion with respect to its insurance, be through self-insurance or a combination of self-insurance and commercially placed insurance. Where the Party uses commercially placed insurance, such insurance shall be issued by reputable, financially sound companies.

          6.8.4 All of the foregoing liability policies shall be primary and non-contributory and contain a waiver of subrogation in favor of the other Party or the other Party’s designee.

     6.9 Responsibility and Control. Shiseido and RepliCel shall each be solely responsible for the safety of its own employees, agents, Affiliates or independent contractors with respect to its performance under this Agreement, and each shall hold the other Party harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents, Affiliates or independent contractors.

EXECUTION VERSION

Article 7
Term and Termination

     7.1 Term. The term of this Agreement shall be from the Effective Date, up to and until ten (10) years following the commercial launch of a Collaboration Product in each country within the Shiseido Territory.

     7.2 Termination for Material Breach. Either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party upon a material breach by the other Party of any of its obligations under this Agreement (and such obligations specifically include a failure by a Party to pay any amount owing hereunder, and/or failure to transfer the Transfer Technology in timely fashion); provided, however, that such termination shall become effective only if the breaching Party shall fail to: (i) remedy or cure the breach within such thirty (30) day period, or initiate a remedy or cure within such period if it is not practicable to complete the cure in such period; or (ii) within such thirty (30) day period, provide written notice of the breaching Party’s dispute of the alleged breach or failure to cure and its invocation of the dispute resolution provisions set forth in Section 9.5. If the non-breaching Party elects not to terminate this Agreement, the non-breaching Party shall be entitled to seek, subject to Section 9.5, any equitable remedies and damages permitted by law, except to the extent otherwise limited by this Agreement.

     7.3 Termination for Non-Performance

          7.3.1 If either Party wishes to withdraw from this Agreement during the term of this Agreement, the Party (the “Withdrawing Party”) will notify such intent in writing to the other Party (the “Surviving Party”). The Surviving Party shall have a right to terminate this Agreement upon receiving such withdrawal notification.

          7.3.2 In the event that the Surviving Party decides to terminate, both Parties shall discuss the process and milestone to be taken after the termination in good faith at the JSC; provided, however (i) if Shiseido is the Surviving Party, Shiseido shall be granted fully paid-up, royalty free license as provided for in Article 3; and (ii) if RepliCel is the Surviving Party, Shiseido shall provide RepliCel with a fully paid-up, royalty free license as provided for in Article 3, to the extent the license has been granted by Shiseido to RepliCel as of the date of the termination.

     7.4 Effect of Early Termination of the Agreement

          7.4.1 If this Agreement is terminated early by Shiseido based upon the material breach of this Agreement by RepliCel as provided in Section 7.2, then (i) Shiseido shall have no further obligation to pay any further milestone or royalty payments as provided in Article 4 of this Agreement, and (ii) RepliCel shall be obligated to return any and all Confidential Information of Shiseido back to Shiseido. Furthermore, Shiseido shall be granted a fully paid-up, royalty free license as provided for in Article 3.

EXECUTION VERSION

     7.4.2 If this Agreement is terminated early by RepliCel based upon the material breach of this Agreement by Shiseido as provided in Section 7.2, then Shiseido must immediately (i) cease any and all sales of a Collaboration Product, (ii) make any and all payments that are outstanding and due (all the outstanding payment shall become due at the termination described hereunder) , (iii) return any and all Confidential Information of RepliCel to RepliCel, and (iv) provide RepliCel with a fully paid-up, royalty free license as provided for in Article 3, to the extent the license has been granted by Shiseido to RepliCel as of the date of the termination.

Article 8
Confidentiality

     8.1 The Parties acknowledge and agree that they:

          8.1.1 shall protect and hold the Confidential Information received by the other Party (including the terms and conditions of this Agreement) in the strictest confidence;

          8.1.2 shall not use the Confidential Information of the other Party for any purpose other than for purposes of this Agreement; and

          8.1.3 shall not and shall provide that no other person shall use, disclose, divulge or otherwise disseminate the Confidential Information of the other Party to any person, other than to its directors, officers, employees, lawyers, accountants, consultants and other professional advisors, (i) without the prior written approval of the disclosing Party, and (ii) only upon the execution by such person receiving such information of a confidentiality agreement in form and substance acceptable to the disclosing Party; unless or until compelled to disclose by judicial or administrative procedures or by other requirements of law or requested by its regulatory authority (in which event, they shall only make such disclosure upon prior written notice to the disclosing Party and shall make its best efforts to afford the disclosing Party an opportunity to contest the application of such law or court order to the Confidential Information to seek other methods to avoid public disclosure of the Confidential Information). Notwithstanding the foregoing, each Party agrees that it will only disclose the royalty rate if it is compelled to do so by securities regulatory bodies or stock exchange rules. Parties acknowledge that it is not anticipated that the royalty rate will need to be disclosed.

     8.2 The confidentiality obligations under this Article 8 shall survive ten (10) years after the expiration or earlier termination of this Agreement.

Article 9
Miscellaneous Provisions

     9.1 Force Majeure. Neither Party shall be responsible in damages to the other Party for any failure or delay in performance of any of its obligations hereunder due to any war, earthquake, riot, fire, flood, explosion or other disaster or similar event or any governmental act or regulation or action or embargo, any act of God and any other event beyond such Party’s control (the “Force Majeure Event”) provided however that such Party shall take all steps reasonably possible to mitigate damages caused by such failure or delay. In the event that a Party (the “Affected Party”) shall claim that a Force Majeure Event has occurred thereby resulting in the failure or delay in its performance hereunder, the Affected Party shall give to the other Party a notice in writing within ten (10) days from the date of occurrence of such Force Majeure Event and shall provide sufficient written evidence thereof, including the nature and effect of the Force Majeure Event on its obligations.

EXECUTION VERSION

     9.2 Assignability. This Agreement is not assignable by either Party without a prior written consent of the other Party except to a wholly-owned Affiliate of such Party. Any permitted assignee of either Party shall, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

     9.3 Change of Control. In the event of Change of Control of either Party (excluding its Affiliates), that Party shall notify the other Party (the “Notified Party”) in writing immediately after the Change of Control had occurred, and JSC will consider and determine the appropriate collaboration arrangement going forward. Without prejudice to any other terms of this Agreement, the Notified Party may terminate the Agreement immediately upon written notice. In the event that the Notified Party decides to terminate, both Parties shall discuss the process and milestone to be taken after the termination in good faith at the JSC.

     9.4 Non-solicitation. During the term of this Agreement and continuing through the second anniversary of the expiration or the termination of this Agreement, the Parties agree that neither Party will, and each Party will ensure that its Affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other Party or contracted by the other Party as agents, consultants or contractors unless the other Party gives its express written consent thereto in writing. Nothing in this Section 9.4 will be construed to prohibit a Party from (a) hiring an employee of the other Party who has responded to a general solicitation of employment not specifically directed at that employee or contractor; or (b) responding to unsolicited inquiries about employment or contract opportunities or possibilities from headhunters, other agents acting for unidentified parties or any individual.

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, the United States of America without giving effect to the conflict of laws provisions thereof. Any and all controversies, differences or disputes arising out of or in relation to this Agreement or for the breach or termination thereof, which cannot be amicably settled by the Parties working together in good faith, will be finally resolved via arbitration conducted in accordance with the rules of the International Centre for Dispute Resolution, in (i) Vancouver, British Columbia, Canada, if the arbitration is initiated by Shiseido, or (ii) Tokyo, Japan, if the arbitration is initiated by RepliCel.

     9.6 Press Release. The Parties acknowledge that with respect to this Agreement press releases may be sought or required pursuant to applicable stock exchange rules and regulations. Upon execution of this Agreement, the Parties shall coordinate to effect worldwide press releases in mutually agreeable form. Neither party shall issue a press release with respect to the subject matter of this Agreement without obtaining the prior consent (including by way of e-mail) of the other party, which shall not be unreasonably withheld.

     9.7 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the matters referred to herein, supersedes all prior discussions and negotiations between the Parties, and may only be amended by a written document, duly executed by both Parties. For purpose of clarity, this Agreement upon execution amends, restates, replaces and repeals in its entirety the Framework Agreement.

EXECUTION VERSION

     9.8 Relationship. The relationship of the Parties under this Agreement is that of independent contractors. No Party shall be deemed to be the agent of the other, and no Party is authorized to take any action binding upon any other Party.

     9.9 Expenses. Each party shall bear its own expenses incurred in the negotiation and execution of this Agreement. Additionally, each Party would bear its own expenses arising out of the preparation and negotiation of this Agreement, with no liability for such expenses to the other Party, whether or not the transactions described herein completes.

     9.10 Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set forth below, or to such other addresses as designated by one Party to the other Party by notice pursuant hereto, by internationally recognized courier or by prepaid, certified air mail (which shall be deemed received by the other Party on the seventh (7th) business day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter sent at or before the close of business the next following business day:

If to RepliCel:

RepliCel Life Sciences Inc.
Attention: Mr. David Hall
2020 - 401 West Georgia Street,
Vancouver, BC,
Canada V6B 5Al
Facsimile: +1-604-248-8690
E-mail: dhall@replicel.com

If to Shiseido, at:

Shiseido Co., LTD.
Technical & Production Planning Department
Attention: Mr. Masashi Ogo
1-6-2, Higshi-shimbashi, Minato-ku, Tokyo 105-8310, Japan
Facsimile: +81-3-6218-5803
E-mail: masashi.ogo@to.shiseido.co.jp

     9.11 No Waiver. No failure on the part of any Party hereto to exercise, and no delay on the part of any Party hereto in exercising, any right or remedy under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

     9.12 Amendment. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

EXECUTION VERSION

     9.13 Survival.

          9.13.1 Article 3, Article 4, Section 5.2.3, Section 5.2.5, Section 5.5, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Article 8, Section 9.4, Section 9.10, Section 9.11 and Section 9.13 shall survive the expiration of this Agreement.

          9.13.2 Article 4, Section 5.2.3, Section 5.2.5, Section 5.5, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 7.3.2, Section 7.4, Article 8, Section 9.3, Section 9.4, Section 9.10, Section 9.11 and Section 9.13 shall survive the termination of this Agreement.

     9.14 Title. Titles of the Articles herein are for the convenience of reference only and shall not affect the construction of this Agreement.

     9.15 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.16 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become operative when each Party has executed and delivered at least one counterpart. This Agreement may be delivered by facsimile, email transmission of PDF files, or similar electronic transmission evidencing execution, and such execution shall be effective as a valid and binding agreement between the Parties for all purposes.

EXECUTION VERSION

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

RepliCel Life Sciences Inc.	Shiseido Co. Ltd.

Name: Mr. David Hall	Name: Mr.Youichi Shimatami
Title: President and CEO	Title: Corporate Officer

Attachments:
Exhibit A	RCH-01 Description
Exhibit B	Pre-Clinical Data and Clinical Protocol Documentation
Exhibit C	RCH-01 Technology Transfer Training Plan
Exhibit D	Joint Research Steering Committee
Exhibit E	RepliCel Core Patent Rights
Exhibit F	Shiseido Core Patent Rights

EXECUTION VERSION

Exhibit A
RCH-01 Description

RCH-01 is a cell-based product for injection made from autologous dermal sheath cup cells (DSCC) harvested from human hair follicles. RCH-01 is currently being tested for the treatment of androgenetic alopecia (pattern baldness) in both sexes. Additional indications include scarring alopecia, diffuse hair loss, chemotherapy or radiation induced hair loss and other hair related medical issues.

Briefly, harvested DSCC are cultured and replicated in a proprietary culture medium using RepliCel’s specialized cell culture procedures. Once replicated in sufficient number; the cultured autologous DSCC (RCH-DSC) are prepared for injection into human scalp then frozen for storage and shipping. Prior to injection, RCH-01 is thawed and drawn into a syringe which is placed in a patented injection device holder referred to by the Parties as RCI-01 or RCI-02 which controls the angle, depth and distribution of cells injected into the scalp.

EXECUTION VERSION

Exhibit B
Pre-Clinical Data and Clinical Protocol Documentation

TS001-2009 (Phase I/IIa in Tbilisi, Georgia)

1.	Study Protocol.
2.	Injection Procedure Manual.
3.	Biopsy Procedure Manual.
4.	Interim Analysis Study Report.
5.	12-Month Safety Data Summary.

TS001-2013 (Phase I/IIa Extension in Tbilisi, Georgia)

1.	Protocol (once finalized)
2.	Investigator’s Brochure (once finalized)

RCH-01-001-2013 (Phase II study in Germany)

1.	Protocol synopsis
2.	Protocol (once finalized)
3.	Injection Procedure Manual (once finalized)
4.	Biopsy Procedure Manual (once finalized)
5.	IMPD (once finalized)

Regulatory Affairs

1.	Presentation made to PEI (Nov 2012).
2.	Minutes from PEI meeting (Nov 2012).
3.	Presentation made to PEI (Feb 2013).
4.	Minutes from PEI meeting (Feb 2013).

Manufacturing SOPs

1.	QMA 804-01-02_Allocation of PBS 500 ml-Rev01_EN.doc
2.	QMA 804-01-01_Incoming check-Rev01_EN.doc
3.	QMA 804-01-03_Processing the biopsy and Isolation of Cup cells-Rev01_EN.doc
4.	QMA 804-01-04_Microscopic Imaging of the DSCC cells-Rev01_EN.doc
5.	QMA 804-01-05_Medium addition 6 Well-Rev01_EN.doc
6.	QMA 804-01-06_Half Medium change 6 well-Rev01_EN.doc
7.	QMA 804-01-09_Medium Change T75-Rev01_EN.doc
8.	QMA 804-01-07_Medium Change 6well-Rev01_EN.doc
9.	QMA 804-01-11_Medium Change 2 x T175-Rev01_EN.doc
10.	QMA 804-01-13_Medium Change 6 x T175-Rev01_EN.doc
11.	QMA 804-01-14 Sterilcontrol of the Culture Media-Rev01_EN.doc
12.	QMA 804-01-15_Filling glass vials with cryomedium for the placebo samples and-Rev01_EN.doc
13.	QMA 804-01-16 Cellharvest 6 1175 without placebo-Rev01_EN.doc
14.	QMA 804-01-17 Cellharvest 6 1175 with single placebo -Rev01_EN.doc
15.	QMA 804-01-18 Cellharvest 6 1175 with double placebo -Rev01_EN.doc

EXECUTION VERSION

16.	QMA 804-02-01_Manufacturing cryomedium 400 ml psp-Rev01_EN.doc
17.	QMA 804-02-02_Preparing of FCS for DSCC culture-Rev01_EN.doc
18.	QMA 804-01-08_Passage 6well_T75-Rev01_EN.doc
19.	QMA 804-01-12_Passage DSCC 2 x 1175 auf 6 x T175-Rev01_EN.doc
20.	QMA 804-01-10_Passage 175_ 2 x T175-Rev01_EN.doc
21.	QMA 804-02-03_Manufacturing bFGF stock solution-Rev01_EN.doc
22.	QMA 804-02-04_Manufacturing biopsy transport solution-Rev01_EN.doc
23.	QMA 804-02-05_Manufacturing EGF stock solution-Rev01_EN.doc
24.	QMA 804-02-06_Manufacturing PDGF stock solution-Rev01_EN.doc
25.	QMA 804-02-07_Manufacturing gentamycin-STL and dividing into aliquots-Rev01_EN.doc
26.	QMA 804-02-08_Manufacturing HFMM complete medium-Rev01_EN.doc
27.	QMA 804-02-09 Manufacturing HFMM complete medium wo Genta-Rev01_EN.doc
28.	QMA 804-02-10_Manufacturing TrypLE Select Aliquots-Rev01_EN.doc
29.	QMA 804-02-11_Manufacturing HFMM BM with 20% FCS-Rev01_EN.doc
30.	QMA 804-03-01 Batch Record-REv01_EN.doc
31.	And other SOP files as determined in the final manufacturing process for the phase II clinical trial
32.	Cell culture ingredients list and concentrations (for manufacture of HFMM under license)
33.	Data relevant to the use of individual ingredients for RCH-DSCC cell growth and/or gene expression.

Phase II trial data

1.	Phase II clinical trial data (once finalized)
2.	Phase II quality control data (once finalized)
3.	Phase II potency assay data (once finalized)
4.	Phase II release criteria data (once finalized)

EXECUTION VERSION

Exhibit C
RCH-01 Technology Transfer Training Plan (Clinical Affairs)

Week 1 (Vancouver)

1.	Day 1 Arrival settle in
2.	Day 2 TS001-2009 (Phase I/IIa in Tbilisi, Georgia)
a.	Study Protocol
	i.	Visits and rationale for assessments
	ii.	Injection Procedure Manual
	iii.	Biopsy Procedure Manual
b.	Timelines for completion
c.	6-Month Interim Analysis Results (Efficacy and Safety)
d.	12-Month Safety Data Summary

3.	Day 3 TS001-2013 (Phase I/IIa Extension in Tbilisi, Georgia)
	a.	Protocol (once finalized)
		i.	Visits and rationale for assessments
	b.	Timelines for completion
4.	Day 4 RCH-01-001-2013 (Phase II study in Germany)
	a.	Protocol synopsis
		i.	“de-code” protocol numbering scheme
	b.	Applicable advice from the PEI re: protocol design
	c.	Injection Procedure Manual (differences from TS001-2009)
5.	Day 5 RCH-01-001-2013 (Phase II study in Germany)
	a.	Follow up and initial discussion of adaptations for Japan.
	b.	Discussion of collaborative clinical research plans

RCH-01 Technology Transfer Training Plan (Manufacturing)

Week 2 (Vancouver)

1.	Day 1
	a.	Introductions to lab and clinic
	b.	Introductions to personnel
	c.	Building security cards and keys
	d.	UBC lab safety session (required for all visiting scientists)
	e.	Discussion of plans for the time in the laboratory and any changes
2.	Day 2-3
	a.	Observe on-going lab research to familiarize with general lab protocols
	b.	Discussion session on SOPs (familiarization with protocols)
	c.	Observe tissue dissection process and plating in culture media
	d.	Conduct tissue dissection process and plate tissues
3.	Day 3-5

EXECUTION VERSION

a.	Discussion session on cell culture media and ingredients (potential improvements etc.)
b.	Discussion session on current research data (microarray etc.)
c.	Monitor cell cultures and start of cell culture SOPs

Week 3

1.	Day 1-5
	a.	Conduct additional tissue dissection process and plate tissues
	b.	Monitor cell cultures and continue culture SOPs

Week 4

1.	Day 1-5
	a.	Discussion session on current research data (Vancouver microarray etc.)
	b.	Visit to RepliCel office and discussion of research collaboration plans
	c.	Monitor cell cultures and continue culture SOPs

Week 5

1.	Day 1-5
	a.	Conduct additional tissue dissection process and plate tissues
	b.	Monitor cell cultures and continue culture SOPs
	c.	Discussion of quality control techniques used for RepliCel’s Phase II
	d.	Discussion and adaptation of quality control techniques for Japan
	e.	Additional visit to Replicel office for finalization of research collaboration plans

Week 6

1.	Day 1-5
	a.	Monitor cell cultures and continue culture SOPs
	b.	Complete the cultures of the initial tissues dissected in week 1
	c.	Conduct basic quality control procedures (alkaline phosphatise quantisation etc.)
	d.	Development of final plans for collaborative lab research

Innsbruck

Depending on the level of confidence and progress made in Vancouver, the visit to Innsbruck may last 6 weeks at a minimum or more if more training (repetition of SOPs) is needed.

Week 1

1.	Day 1
	a.	Arrival, settle in
2.	Day 2
	a.	Introductions to lab
	b.	Introductions to personnel
	c.	Discussion of plans for the time in Innsbruck and any changes
	d.	Observe ongoing lab research to familiarize with general lab protocols (non GMP)
		i.	Flow cytometry labeling of cells

EXECUTION VERSION

		ii.	Quantisation of alkaline phosphatase
		iii.	Immunohistochemistry labeling of cells
3.	Day 3
	a.	Discussion session on SOPs from the Innsbruck point of view
	b.	Introduction and training in GMP level procedures
4.	Day 4
	a.	Conduct cell culture media preparation SOPs
5.	Day 5
	a.	Conduct tissue dissection process and plate tissues

Week 2

1.	Day 1-5 a. Monitor cell cultures and start of cell culture SOPs

Week 3

1.	Day 1-5
	a.	Conduct tissue dissection process and plate tissues
	b.	Monitor cell cultures and conduct cell culture SOPs
	c.	Meeting with doctors Rainer Marksteiner, Petra Rueck, and Rolf Hoffmann

Week 4

1.	Day 1-5
	a.	Conduct tissue dissection process and plate tissues
	b.	Monitor cell cultures and conduct cell culture SOPs
	c.	Assist with flow cytometry labelling of cells, quantisation of alkaline phosphatase, immunohistochemistry labelling of cells.

Week 5

1.	Day 1-5
	a.	Conduct tissue dissection process and plate tissues
	b.	Monitor cell cultures and conduct cell culture SOPs
	c.	Assist with cell analysis protocols (non GMP)
		i.	Flow cytometry labeling of cells
		ii.	Quantisation of alkaline phosphatase
		iii.	Immunohistochemistry labeling of cells

Week 6

1.	Day 1-5
	a.	Monitor cell cultures and conduct cell culture SOPs
	b.	Cell harvesting process using week 1 cultures (also week 2 cultures if they are ready and possibly other cultures previously set up)
	c.	Meeting and discussion for SOPs; comments queries, questions

EXECUTION VERSION

Exhibit D
Joint Steering Committee

The Joint Steering Committee (JSC) will establish all sub-committees including the Technology Transfer Committee, Clinical and Regulatory Committee and Research and Development Collaboration Committee. The JSC will establish each sub-committee as well as the reporting mechanism to the JSC. Each committee will establish their timelines and reporting mechanisms.

The JSC will be responsible for all decision making regarding all important issues not expressly agreed in this Agreement in order to (i) make this collaboration fruitful and (ii) make a smooth withdrawal from this collaboration if this Agreement is expired or terminated.

The JSC will be charged with setting the mandates and responsibilities of each of the Technology Transfer, the Clinical and Regulatory and the Research and Development committees. Initial membership is as outlined below.

If in the instance that RepliCel licenses or collaborates with a third party outside of Shiseido's territory, RepliCel will facilitate an introduction of the new collaborator or licensee to Shiseido through the JSC. RepliCel will not impede any efforts of Shiseido to speak to the new licensee or collaborator.

All Committees will include Hisae Nakamura from RepliCel as the permanent liaison officer charged with managing all committee work. In addition, respective Party may invite its guest(s) to the respective committee as an observer. The JSC will include as founding members the following:

Joint Steering Committee Members

1.	RepliCel
	a.	David Hall
	b.	Kevin McElwee
	c.	Rolf Hofmann
	d.	Hisae Nakamura
2.	Shiseido
	a.	Youichi Shimatani
	b.	Masashi Ogo
	c.	Jiro Kishimoto

Sub-Committees

Technology Transfer Committee

1.	RepliCel
	a.	Kevin McElwee
	b.	Rolf Hofmann
	c.	Hisae Nakamura
2.	Shiseido
	a.	Tsutomu Soma

EXECUTION VERSION

b.	Jiro Kishimoto
c.	Masashi Ogo

Clinical and Regulatory Committee

1.	RepliCel
	a.	Petra Rueck
	b.	Kevin McElwee
	c.	Rolf Hofmann
	d.	Hisae Nakamura
2.	Shiseido
	a.	Jiro Kishimoto
	b.	Ritsuro Ideta
	c.	Takashi Satoh

Research and Development Committee

1.	RepliCel
	a.	Kevin McElwee
	b.	Rolf Hofmann
	c.	Hisae Nakamura
2.	Shiseido
	a.	Jiro Kishimoto
	b.	Tsutomu Soma
	c.	Yuzo Yoshida
	d.	Kiyotaka Hasegawa

EXECUTION VERSION

Exhibit E
RepliCel Core Patent Rights

EXECUTION VERSION

Exhibit F
Shiseido Core Patent Rights

Application Number	Filing Date	Country	Title
***	***	***	***

EXECUTION VERSION

Exhibit G
Net Sales and Gross Profits

Net Sales = Gross Sales less returns and discounts/rebates

Gross Sales includes all revenue derived from sales of Collaboration Product, collaboration access license fees including any renewal fees and cell processing fees.

The price of the cell processing fee will be targeted to be at least 2 times the cost of the cell processing. In the instance that the cell processing fee is less than 2 times the cost of the cell processing, then there will be a joint discussion disclosing the costs of the cell processing at JSC. All inputs to financial calculations can be subject to audit by RepliCel.

Gross Profits = Net Sales minus cost of cell processing.